CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Oppenheimer Rochester Virginia Municipal Fund:

We consent to the use, in this Registration Statement of Oppenheimer Rochester Virginia Municipal Fund (the Fund), of our report dated May 16, 2011, relating to the financial statements and financial highlights of the Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the heading “Financial Highlights” appearing in the Prospectus, which is also part of such Registration Statement and “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information.

                         KPMG LLP

Denver, Colorado

July 27, 2011